Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
May 1, 2008	Tony Davis 318.388.9525 tony.davis@centurytel.com

CenturyTel Reports First Quarter Earnings

MONROE, La… CenturyTel, Inc. (NYSE: CTL) announces operating results for first quarter 2008.

•	Operating revenues increased 7.9% to $648.6 million from $600.9 million in first quarter 2007.

•	Operating cash flow (as defined in the attached financial schedules) grew 7.9% to $319.2 million from $295.9 million in first quarter 2007.

•	Net income, excluding nonrecurring items, rose 10.7% to $86.2 million from $77.9 million in first quarter 2007. Reported under GAAP, net income was $88.8 million in first quarter 2008.

•
Diluted earnings per share, excluding nonrecurring items, increased 19.1% to $.81 in first quarter 2008 from $.68 in first quarter 2007. Reported under GAAP, diluted earnings per share was $.83 in first quarter 2008.

•	Free cash flow (as defined in the attached financial schedules), excluding nonrecurring items, was $167.1 million in first quarter 2008 compared to $156.8 million in first quarter 2007.

•
High-speed Internet customers increased by more than 30,000 in first quarter 2008, resulting in more than 586,000 high-speed Internet customers in service at the end of the quarter, or nearly 28% of total access lines.

First Quarter Highlights
(Excluding nonrecurring items reflected in the financial schedules)	Quarter Ended	Quarter Ended	% Change
(In thousands, except per share amounts and subscriber data)	3/31/08	3/31/07

Operating Revenues	$648,614	$600,855	7.9%
Operating Cash Flow (1)	$319,177	$295,867	7.9%
Net Income	$86,171	$77,870	10.7%
Diluted Earnings Per Share	$.81	$.68	19.1%
Average Diluted Shares Outstanding	106,997	116,308	(8.0)%
Capital Expenditures	$54,739	$48,880	12.0%

Access Lines (2)	2,108,000	2,070,000	1.8%
High-Speed Internet Customers (2)	586,000	413,000	41.9%

(1)	Operating Cash Flow is a non-GAAP financial measure. A reconciliation of this item to comparable GAAP measures is included in the attached financial schedules.
(2)
Quarter ended 3/31/2008 access lines and high-speed Internet customers include the effects of our April 2007 Madison River acquisition. Excluding the effects of this acquisition, access lines decreased 5.8% and high-speed Internet customers increased 27.8%.

“CenturyTel’s first quarter net income and earnings per share grew nearly 11% and more than 19% year-over-year, respectively,” Glen F. Post, III, chairman and chief executive officer, said.  “We are pleased with the integration and performance of the Madison River properties acquired last year, our broadband customer growth, and our ability to continue to repurchase CenturyTel stock, all of which contributed to the first quarter earnings per share growth.”

Operating revenues increased 7.9% to $648.6 million in first quarter 2008 from $600.9 million in first quarter 2007. Revenue increases during the quarter of approximately $71 million resulted primarily from nearly $48 million in revenue contribution from the Madison River properties acquired in second quarter 2007, along with growth in high-speed Internet customers and long distance revenues. These increases were partially offset by revenue declines of approximately $23 million, primarily attributable to access line declines and lower access revenues.

Operating expenses for first quarter 2008 were $465.1 million compared to $432.8 million in first quarter 2007. This increase was principally due to expenses associated with the Madison River properties, growth in high-speed Internet customers and increased marketing expenses, which were partially offset by lower depreciation expense associated with fully depreciated assets and lower bad debt expense and personnel costs.

Operating cash flow increased 7.9% to $319.2 million in first quarter 2008 from $295.9 million in first quarter 2007. CenturyTel achieved an operating cash flow margin of 49.2% during the quarter, the same as in first quarter 2007.

“CenturyTel generated strong free cash flow of more than $167 million during the quarter,” said Post. “We also returned more than $100 million to shareholders through the repurchase of 2.5 million shares for approximately $94 million, along with more than $7 million in cash dividends. Our solid balance sheet and strong cash flows afford us the flexibility to continue to invest in our networks, acquire valuable 700 MHz spectrum and remain committed to completing our current $750 million share repurchase program.”

Net income, excluding nonrecurring items, grew 10.7% to $86.2 million in first quarter 2008 from $77.9 million in first quarter 2007. Diluted earnings per share, excluding nonrecurring items, increased 19.1% to $.81 in first quarter 2008 from $.68 in first quarter 2007. First quarter 2008 diluted earnings per share was favorably impacted by the increase in net income and 8.0% fewer average diluted shares outstanding due to share repurchases during the twelve months ended March 31, 2008.

Under generally accepted accounting principles (GAAP), the Company reported net income of $88.8 million and diluted earnings per share of $.83, in first quarter 2008 compared to $77.9 million and $.68, respectively, in first quarter 2007. Net income and diluted earnings per share in first quarter 2008 include a $2.6 million net after-tax gain on the sale of a non-operating investment during the quarter.

For second quarter 2008, CenturyTel expects total revenues of $647 to $657 million and diluted earnings per share of $.78 to $.82. An expected slight increase in revenues, driven primarily by revenue settlements, is anticipated to be offset primarily by annual wage adjustments effective in the second quarter, higher marketing expenses and the seasonal impact of outside plant maintenance activities.

For the full year 2008, diluted earnings per share is expected to be in the range of $3.05 to $3.20 versus the previous guidance of $2.90 to $3.00, primarily due to first quarter results exceeding expectations, share repurchases completed through April 30, 2008, and the expectation that expenses for the remainder of 2008 will be lower than originally anticipated when 2008 guidance was provided earlier this year.

These outlook figures for the second quarter and full year 2008 exclude nonrecurring items, any share repurchases made after April 30, 2008, and any future mergers, acquisitions, divestitures or other similar business transactions.

Reconciliation to GAAP. This release includes certain non-GAAP financial measures, including but not limited to operating cash flow, free cash flow and adjustments to GAAP measures to exclude the effect of nonrecurring items. In addition to providing key metrics for management to evaluate the Company’s performance, we believe these measurements assist readers in their understanding of period-to-period operating performance and in identifying historical and prospective trends. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial statements. Reconciliation of additional non-GAAP financial measures that may be discussed during the earnings call described below will be available on the Company’s Web site at www.centurytel.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

Investor Call. As previously announced, CenturyTel’s management will host a conference call at 10:30 a.m. Central Time today. Interested parties can access the call by dialing 866.837.9789. The call will be accessible for replay through May 7, 2008, by calling 888.266.2081 and entering the conference ID number 1222754. Investors can also listen to CenturyTel’s earnings conference call and replay by accessing the Investor Relations portion of the Company’s Web site at www.centurytel.com through May 21, 2008.

In addition to historical information, this release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Company.  Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect.  Factors that could affect actual results include but are not limited to:  the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the Company’s ability to effectively adjust to changes in the communications industry; the Company’s ability to effectively  manage its expansion opportunities, including  successfully integrating newly-acquired properties into the Company’s operations and  retaining and hiring key personnel; possible changes in the demand for, or pricing of, the Company’s products and services; the Company’s continued access to credit markets on favorable terms; the Company’s ability to successfully introduce new product or service offerings on a timely and cost-effective basis; the Company’s ability to collect its receivables from financially troubled communications companies; the Company’s ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effect of adverse weather; other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”); and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy.  These and other uncertainties related to the Company’s business are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated by the Company’s subsequent SEC reports.  You should be aware that new factors may emerge from time to time and it is not possible for management to identify all such factors, nor can it predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The information contained in this release is as of May 1, 2008.  The Company undertakes no obligation to update any of its forward-looking statements for any reason.

CenturyTel (NYSE:CTL) is a leading provider of communications, high-speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks. Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states. Visit us at www.centurytel.com.

CenturyTel, Inc.
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	Three months ended March 31, 2008				Three months ended March 31, 2007
				As adjusted			As adjusted		Increase
		Less		excluding		Less	excluding		(decrease)
		non-		non-		non-	non-	Increase	excluding
	As	recurring		recurring	As	recurring	recurring	(decrease)	nonrecurring
In thousands, except per share amounts	reported	items		items	reported	items	items	as reported	items

OPERATING REVENUES
Voice	$220,480			220,480	211,896		211,896	4.1%	4.1%
Network access	208,698			208,698	211,399		211,399	(1.3%)	(1.3%)
Data	126,772			126,772	95,864		95,864	32.2%	32.2%
Fiber transport and CLEC	39,633			39,633	38,326		38,326	3.4%	3.4%
Other	53,031			53,031	43,370		43,370	22.3%	22.3%
	648,614	-		648,614	600,855	-	600,855	7.9%	7.9%

OPERATING EXPENSES
Cost of services and products	237,812			237,812	213,531		213,531	11.4%	11.4%
Selling, general and administrative	91,625			91,625	91,457		91,457	0.2%	0.2%
Depreciation and amortization	135,684			135,684	127,784		127,784	6.2%	6.2%
	465,121	-		465,121	432,772	-	432,772	7.5%	7.5%

OPERATING INCOME	183,493	-		183,493	168,083	-	168,083	9.2%	9.2%

OTHER INCOME (EXPENSE)
Interest expense	(50,122)			(50,122)	(46,961)		(46,961)	6.7%	6.7%
Other income (expense)	8,417	4,136	(1)	4,281	5,290		5,290	59.1%	(19.1%)
Income tax expense	(53,028)	(1,547)	(2)	(51,481)	(48,542)		(48,542)	9.2%	6.1%

NET INCOME	$88,760	2,589		86,171	77,870	-	77,870	14.0%	10.7%

BASIC EARNINGS PER SHARE	$0.84	0.02		0.81	0.70	-	0.70	20.0%	15.7%
DILUTED EARNINGS PER SHARE	$0.83	0.02		0.81	0.68	-	0.68	22.1%	19.1%

AVERAGE SHARES OUTSTANDING
Basic	106,142			106,142	111,031		111,031	(4.4%)	(4.4%)
Diluted	106,997			106,997	116,308		116,308	(8.0%)	(8.0%)

DIVIDENDS PER COMMON SHARE	$0.0675			0.0675	0.065		0.065	3.8%	3.8%

NONRECURRING ITEMS
(1) - Gain on the sale of a nonoperating investment.
(2) - Tax effect of item (1).

CenturyTel, Inc.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2008 AND DECEMBER 31, 2007
(UNAUDITED)

	March 31,	December 31,
	2008	2007
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$37,539	34,402
Other current assets	254,698	257,997
Total current assets	292,237	292,399

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	8,706,712	8,666,106
Accumulated depreciation	(5,673,578)	(5,557,730)
Net property, plant and equipment	3,033,134	3,108,376

GOODWILL AND OTHER ASSETS
Goodwill	4,010,916	4,010,916
Other	781,840	772,862
Total goodwill and other assets	4,792,756	4,783,778

TOTAL ASSETS	$8,118,127	8,184,553

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term debt and current maturities of long-term debt	$85,444	279,898
Other current liabilities	440,589	456,637
Total current liabilities	526,033	736,535

LONG-TERM DEBT	2,881,310	2,734,357
DEFERRED CREDITS AND OTHER LIABILITIES	1,310,800	1,304,456
STOCKHOLDERS' EQUITY	3,399,984	3,409,205

TOTAL LIABILITIES AND EQUITY	$8,118,127	8,184,553

CenturyTel, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three months ended March 31, 2008				Three months ended March 31, 2007
				As adjusted			As adjusted
		Less		excluding		Less	excluding
		non-		non-		non-	non-
In thousands	As	recurring		recurring	As	recurring	recurring
	reported	items		items	reported	items	items
Operating cash flow and cash flow margin
Operating income	$183,493	-		183,493	168,083	-	168,083
Add: Depreciation and amortization	135,684			135,684	127,784		127,784
Operating cash flow	$319,177	-		319,177	295,867	-	295,867

Revenues	$648,614	-		648,614	600,855	-	600,855

Operating income margin (operating income divided by revenues)	28.3%			28.3%	28.0%		28.0%

Operating cash flow margin (operating cash flow divided by revenues)	49.2%			49.2%	49.2%		49.2%

Free cash flow (prior to debt service requirements and dividends)
Net income	$88,760	2,589	(1)	86,171	77,870	-	77,870
Add: Depreciation and amortization	135,684	-		135,684	127,784	-	127,784
Less: Capital expenditures	(54,739)	-		(54,739)	(48,880)	-	(48,880)
Free cash flow	$169,705	2,589		167,116	156,774	-	156,774

Free cash flow	$169,705				156,774
Gain on asset disposition	(4,135)				-
Deferred income taxes	8,357				13,371
Changes in current assets and current liabilities	(12,277)				33,892
(Increase) decrease in other noncurrent assets	(789)				1,032
Decrease in other noncurrent liabilities	(2,790)				(401)
Retirement benefits	5,474				5,636
Excess tax benefits from share-based compensation	136				(3,032)
Other, net	11,790				2,558
Add: Capital expenditures	54,739				48,880
Net cash provided by operating activities	$230,210				258,710

NONRECURRING ITEMS
(1) - Gain on the sale of a nonoperating investment, net of tax.